MUTUAL RELEASE AND AGREEMENT TO TERMINATE STOCK ISSUANCE

This Mutual Release (this "Mutual Release") is dated January 13, 2016, and is given by and between American Housing Income Trust, Inc., a Maryland corporation, and its directors, officers, advisors and employees (collectively "AHIT") and Tech Associates, Inc., and its director, officer and employee, Richard Chiang (collectively "Tech"), hereinafter collectively referred to as, "the Parties".

WHEREAS, on July 10, 2015, AHIT entered into a Consulting Agreement with Tech (the "Consulting Agreement") whereby Tech agreed to provide consulting and corporate advisory services to the Company on a month-to-month basis in consideration of $3,000 per month and the issuance of 6,000 restricted shares of common stock per month. Since execution of this Consulting Agreement, pursuant to agreement between the Parties, Tech had been paid monetary consideration for his services and had been issued a total of 24,000 shares of common stock in AHIT (the "Tech Shares").

WHEREAS, on December 24, 2015, Tech notified AHIT and its transfer agent with a written request to cancel the Tech Shares.

WHEREAS, the Parties have agreed to this Mutual Release, which includes, as consideration, a release by AHIT in consideration of the cancellation of the Tech Shares.

NOW THEREFORE, the Parties agree as follows:

1. **Release by AHIT.** AHIT, in consideration of the cancellation of the Tech Shares, hereby discharges, acquits and forever releases Tech from any and all damage claims, demands, accounts, actions, proceedings and sums of money that it, at any time, has had or has or that it or its assigns hereafter can or may have related, in any way, to performance under the Consulting Agreement.

2. **Release by Tech.** Tech, in consideration of the release by AHIT, above, releases, acquits and forever discharges AHIT from any and all damage claims, demands, accounts, actions, proceedings and sums of money that it, at any time, has had or have or that its assigns, designees or creditors can or may have against AHIT by reason of any fact, circumstance, event, condition, transaction or occurrence, whether known or unknown, up to and including the date of execution of this Mutual Release.

3. **Cancellation of Tech Shares.** As further consideration of the release herein, Tech has agreed to terminate any and all rights, title or interest in the Tech Shares. Tech appoints AHIT has its limited power of attorney to take any and all necessary action with the United States Securities and Exchange Commission (the "Commission") and/or its transfer agent in effectuating the cancellation of the Tech Shares. To the extent allowed by the transfer agent, the shares shall be cancelled by AHIT as of December 24, 2015, (i.e., the 2015 tax year).

4. **Miscellaneous.** (a) This Mutual Release shall be effective as of the date when both parties have duly executed this Mutual Release by signing in the spaces below; (b) This Mutual Release may be executed in counterparts, each of which shall constitute an original copy of this Mutual Release once all Parties have executed at least one such counterpart, and one (or more) fully executed original Mutual Release(s) may be assembled from all such counterparts; (c) For the purposes of this Mutual Release, a facsimile copy of this Mutual Release, include the signatures of the Parties, shall be deemed an original; and (d) the Parties agree to the filing of this Release with the Commission.

THIS DOCUMENT CONTAINS A RELEASE!
READ BEFORE SIGNING!

AMERICAN HOUSING INCOME TRUST, INC.

By: ______________________
Sean Zarinegar

Its: Chairman of the Board

Date: 1-12-15

TECH ASSOCIATES, INC.

By: ______________________
Richard Chiang

Its: President

Date: 1/12/16